UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 31, 2016

Tesla Motors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On August 31, 2016, Tesla Finance LLC (“TFL”) and Tesla 2014 Warehouse SPV LLC (the “Borrower”), each a wholly-owned direct or indirect subsidiary of Tesla Motors, Inc. (“Tesla”), entered into a Loan and Security Agreement (the “Warehouse Agreement”) with Deutsche Bank AG, New York Branch (“DB”).  Under the Warehouse Agreement, which will support the Tesla Finance direct vehicle leasing program, we may borrow up to $300.0 million in total principal amount. The ability to draw under the Warehouse Agreement is scheduled to end on August 31, 2017, and the full amount outstanding under the Warehouse Agreement is due September 20, 2018, in each case subject to acceleration upon the occurrence of certain defined events of default or extension in accordance with the provisions of the Warehouse Agreement. There were no amounts outstanding under the Warehouse Agreement as of August 31, 2016.

The Borrower’s obligations under the Warehouse Agreement are secured by a certificate (the “Collateral”) representing the right to the proceeds of (i) a pool of lease contracts held directly by TFL’s statutory titling trust that are allocated from time to time to such certificate and (ii) the related leased vehicles. Amounts drawn under the Warehouse Agreement bear interest at a rate based on LIBOR plus a fixed margin, currently resulting in an interest rate of approximately 2.0%, or in certain situations based on a rate that is calculated by reference to the prime rate, LIBOR and the federal funds rate. The Borrower and TFL are subject to various customary events of default and financial, lease portfolio performance and other covenants and limitations, including, among others: (i) an advance rate limit based on the Securitization Value (as defined in the Warehouse Agreement) of the lease contracts and related vehicles to which the Collateral relates; (ii) a required reserve account equal to 1.0% of the Securitization Value of the lease contracts and the related vehicles to which the Collateral relates; and (iii) various performance triggers and excess concentration limits.  In addition, the Borrower is required to pay fees to DB for the unused portion of the commitment.

Tesla is not a guarantor or other party to the Warehouse Agreement or any of the related documents.

Due to the liquidity available under the Warehouse Agreement, Tesla’s cash requirements for its direct leasing program are significantly reduced. As a result, there would be a corresponding reduction in both the amount of funds that Tesla may raise from the public market, as well as the amount of dilution to Tesla’s existing stockholders from such fundraising activities.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA MOTORS, INC.

By:	/s/ Jason Wheeler
Jason Wheeler Chief Financial Officer

Date: September 7, 2016